UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2005

MIDWEST BANC HOLDINGS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE (State or other jurisdiction of incorporation)	000-29598 (Commission file number)	36-3252484 (I.R.S. employer identification no.)

501 W. NORTH AVENUE MELROSE PARK, ILLINOIS (Address of principal executive offices)	60160 (Zip Code)

Registrant’s telephone number, including area code: (708) 865-1053

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Agreement.

     Performance Goals

     On September 28, 2004, Midwest and one of its subsidiaries entered into an employment agreement with James J. Giancola, President and Chief Executive Officer of Midwest and this bank subsidiary. The employment agreement provides that Mr. Giancola will be granted options to purchase up to 100,000 shares of Midwest’s common stock as of January 1, 2006, based upon performance standards to be determined by Midwest’s board for the year 2005. The options will expire 10 years from the date of the grant and will have an exercise price equal to the fair market value of the common stock of Midwest at the time of grant. These shares will be issued under Midwest’s 1996 Stock Option Plan.

     Mr. Giancola’s employment agreement also provides that he will be eligible for a performance based cash incentive bonus (no greater than 70% of his base salary) in accordance with mutually agreed upon goals and objectives established by the board of directors.

     On March 23, 2005, the board of directors of Midwest, acting on the recommendations of the compensation committee of the board, approved the 2005 performance standards. The number of options to be issued and the bonus to be awarded to Mr. Giancola will depend upon the extent to which certain performance goals are met. These performance goals will be based primarily on the improvement in stockholder value, as well as the achievement of target goals relating to financial and operational targets, including, among others, credit quality, budgeted financial performance, risk management, improvement of the investment portfolio, and improvement of credit processes and operations control, and the achievement of longer-term, strategic goals of Midwest, including improved relations with regulatory agencies.

     Following the end of 2005, the compensation committee will determine to what extent the performance goals have been satisfied and the number of options to be issued to Mr. Giancola under Midwest’s 1996 Stock Option Plan. The committee will also recommend to the board of directors the amount of the bonus to be paid to Mr. Giancola.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST BANC HOLDINGS INC.
By:	/s/ Daniel R. Kadolph
Daniel R. Kadolph
Senior Vice President and Chief Financial Officer

Date: March 29, 2005

3